Exhibit 10.12

AMENDED AND RESTATED RETIREMENT AGREEMENT

This AGREEMENT (the “Agreement”) is made as of the 27th day of September, 2007 and effective as of the 22nd day of August, 2007 (the “Effective Date”), by and between CIRCOR International, Inc., a Delaware corporation, (the “Company”) and David A. Bloss, Sr. (the “Chairman”).

WHEREAS, the Chairman has informed the Company of his intention to retire on March 1, 2008; and

WHEREAS, the Company recognizes the Chairman’s comprehensive knowledge of the Company and the fluid control industry and, as such, wishes to establish the terms of the Chairman’s continued relationship with the Company after the end of his employment; and

WHEREAS, the Company’s Board of Directors (the “Board”) has determined that it is in the best interest of the Company and its shareholders to assure that the Chairman enter into this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth in this Agreement, the sufficiency of which is hereby acknowledged, the Company and the Chairman agree as follows:

1. Transition. From the Effective Date through and including March 1, 2008 (the “Transition Date”) (collectively, the “Transition Period”), the Chairman will continue to serve as the Company’s Chairman and Chief Executive Officer. The terms and conditions of his employment during the Transition Period shall be governed by the Executive Employment Agreement by and between the Company and the Chairman dated as of September 16, 1999, as amended and restated September 10, 2005 (the “Employment Agreement”). The Chairman’s bonus for 2007 will be paid in February, 2008.

2. Retirement. On the Transition Date, the Chairman will retire as an employee of the Company and will resign from any and all other positions that he may hold with the Company (including those with any or all of the Company’s affiliates), except as a director and as Chairman of the Board. The Chairman and the Company agree that, as of the Transition Date, all salary, bonus, and any other employee compensation otherwise payable to the Chairman will cease, and any benefits the Chairman has or might have under any Company-provided employee benefit plans, programs, or practices (including, but not limited to participation in group medical, dental and vision plans; short-term and long-term disability insurance; basic and executive life insurance; basic accidental death and dismemberment insurance; and participation in the employee assistance plan) will terminate, except as required by federal or state law, by the terms of the respective benefit plan, or as otherwise described in this Agreement. Notwithstanding anything in this Section to the contrary, nothing herein shall terminate the Chairman’s vested rights to receive retirement benefits provided by the Company’s qualified and nonqualified retirement plans (the “Retirement Plans”).

3. Continuation of Group Health Insurance. As of the Transition Date, the Chairman’s eligibility for health, dental and vision benefits under the Company’s group health plan ceases. If the Chairman timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Chairman may continue his health, dental and vision benefits for a period not to exceed that prescribed under COBRA, as applied to all retirees of the Company.

4. Appointment as Non-Employee Chairman. Contingent upon the Chairman being reelected to the Board as a non-employee director by the Company’s shareholders in May, 2008, the Board shall appoint the Chairman as its non-employee Chairman for a term commencing on March 1, 2008 (the “Commencement Date”) and ending on the Company’s 2009 annual shareholder meeting (such time period is hereinafter referred to as the “Chairmanship Period”). During the Chairmanship Period, the Chairman shall provide leadership to the Board by, among other things, working with the Chief Executive Officer and the Corporate Secretary to set Board calendars, prepare agendas for Board meetings, ensure proper flow of information to Board members, facilitate effective operation of Board and Committee work, help promote Board succession planning and the recruitment and orientation of new directors, address issues of director performance, assist in consideration and Board adoption of the Company’s strategic plan and annual operating plans, and help promote senior management succession planning. In addition, if requested by the Company’s Board of Directors, the Chairman will assist the Company’s Chief Executive Officer by advising on acquisition matters, helping to develop programs and actions to reinforce the Company’s core values, providing leadership in the development of the Company’s corporate social responsibility strategy, acting as a Company spokesperson on issues of corporate social responsibility, and representing the Company at industry conferences, as appropriate. The Chairman will also assist in such other duties and responsibilities inherent in the position of non-executive Chairman as may reasonably be assigned to him by the Company’s Board of Directors. It is expected that the Chairman will provide services no more than 20 hours each calendar month, in addition to attendance at Board meetings.

5. Compensation. In consideration for the services to be provided during the Chairmanship Period, the Company shall provide the Chairman with a stipend of Fifty Thousand Dollars ($50,000 annually) (the “Chairmanship Retainer”). In addition, during the Chairmanship Period, the Chairman shall be eligible for the annual Board retainer, all applicable meeting fees, equity grants, and other benefits available to non-employee directors. During the Chairmanship Period, the Chairman shall be provided with use of an office, either on- or off-site, similar in size to that of other senior executives of the Company. The Chairman shall be solely responsible for all state and federal income taxes, unemployment insurance and Social Security taxes on the compensation payable pursuant to this Agreement. The Company shall issue to the Chairman Form 1099 – MISC for the compensation provided to him under this Section annually, in accordance with its regular business practice. It is the express intention of the parties to this Agreement that during the Chairmanship Period, the Chairman shall not be an employee of the Company for any purposes whatsoever and, therefore, shall not be eligible for or otherwise entitled to (a) any salary, bonuses, or long-term incentive payments; or (b) any benefit programs that the Company may make available to its employees from time to time.

6. Vesting of Equity. All options held by the Chairman to acquire shares of common stock of the Company and all restricted stock units under the Long Term Incentive Plan and the Management Stock Purchase Plan which, by their respective terms, would not vest or become exercisable until after the Transition Date, shall vest on the earlier of the Transition Date or the termination of the Chairman for any reason and no longer be subject to any risks of forfeiture.

7. Transfer of Country Club Membership. On the Transition Date, the Company shall transfer to the Chairman its membership interest in The International Golf Club.

8. Termination.

a. Termination Due to Death. The Chairmanship Period shall terminate immediately upon the death of the Chairman. In the event termination due to the Chairman’s death occurs, the Chairman’s estate shall not be entitled to any further payments under Section 5 of this Agreement.

b. Termination Due to Disability. The Transition Period and the Chairmanship Period shall terminate immediately upon the Disability of the Chairman. In the event termination due to the Chairman’s Disability occurs, the Chairman shall not be entitled to any further payments under Section 5 of this Agreement. As used in this Agreement, the term “Disability” shall mean the inability of the Chairman to perform the essential functions of his position due to a physical or mental disability, with or without reasonable accommodation as may be required by state or federal laws for a period of 120 days. A determination of Disability shall be made by a physician chosen by both the Chairman and the Company, provided that if the Chairman and the Company cannot agree on a physician, the Chairman and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

c. Termination Due To Failure to Be Reelected. The Chairmanship Period shall terminate immediately upon the failure of the Chairman to secure reelection to the Board by shareholders as a non-employee director. In the event termination under this Section occurs, the Chairman shall not be entitled to any further payments under Section 5 of this Agreement.

d. Termination by the Chairman. In the event the Chairman chooses to resign his position as a non-executive director during the Chairmanship Period, he shall provide thirty (30) days’ advance written notice to the Company. In such event, the Chairman shall not be entitled to any further payments and benefits under Section 5 of this Agreement following the effective date of his resignation.

9. Non-Disparagement. During the Transition Period, the Chairmanship Period, and at all times thereafter, the Chairman agrees that as a condition to the Company’s execution of this Agreement, he shall not make any false, disparaging or derogatory statements in public or private regarding the Company and its current and former officers, directors, stockholders, agents, employees and attorneys, or regarding the Company’s business affairs, business prospects and financial condition. In consideration of the Chairman’s execution of this

Agreement, the Company also agrees not to make any false, disparaging or derogatory statements in public or private regarding the Chairman.

10. Amendment. This Agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties.

11. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and said illegal and invalid part, term or provision shall be deemed not to be a part of this Agreement.

12. Waiver. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

13. Entire Agreement. As of the Effective Date, this Agreement supersedes all prior agreements, written or oral, between the Chairman and the Company relating to the subject matter of this Agreement, provided, however, that the Employment Agreement shall remain in effect until the Transition Date. The Employment Agreement shall terminate on the Transition Date, except that Paragraphs 4, 5, 13 and 15 thereof shall survive such termination and shall remain in effect in accordance with their terms. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Chairman and the Company. Nothing in this Section shall modify, cancel or supersede the Retirement Plans or the Indemnification Agreement dated November 6, 2002 between the Chairman and the Company, which shall remain in full force and effect.

14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation or entity with which or into which the Company may be merged or which may succeed to its assets or business, provided however that the obligations of the Chairman are personal and shall not be assigned by the Chairman. The Chairman further expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate.

15. Governing Law, Forum and Jurisdiction. This Agreement shall be governed by and construed as a sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof).

16. Captions. The captions of the Sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

17. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

18. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address designated herein, or at such other address or addresses as either party shall designate to the other in writing in accordance with this Section. Notice to the Company shall be addressed to: Vice President, General Counsel and Secretary, CIRCOR International, Inc., 25 Corporate Drive, Suite 130, Burlington, MA 01803. Notice to the Chairman shall be addressed to his home address as shown in the Company’s records.

WITNESS our hands and seals the date first above written:

CIRCOR INTERNATIONAL, INC.		CHAIRMAN

By:	/s/ David F. Dietz	/s/ David A. Bloss
	David F. Dietz, Director	David A. Bloss, Sr.

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